Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Third Quarter 2015 Financial Results

Highlights for Third Quarter 2015

•	Completed initial public offering on July 1, 2015

•	Adjusted EBITDA of $13.1 million and distributable cash flow of $12.9 million

•	Cash distribution declared of $0.40 per unit

OMAHA, Neb., Nov. 2, 2015 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the three months ended Sept. 30, 2015. The partnership reported adjusted EBITDA of $13.1 million and distributable cash flow of $12.9 million. Third quarter 2015 net income was $10.9 million, or $0.34 per common unit.

“The partnership’s stable fee-based contract structure allowed us to achieve solid financial results for our first quarter of operation as a public company,” commented Todd Becker, president and chief executive officer of Green Plains Partners.

“Storage and throughput volumes were slightly lower than expected during the quarter due to seasonally scheduled maintenance completed on the production facilities, increased production of export product which reduces plant production rates and the decision by Green Plains Inc. to slow production in response to lower ethanol margins,” continued Becker. “Green Plains has since returned to production levels that are more consistent with prior quarters. As a result, we expect stronger adjusted EBITDA in the fourth quarter.”

“We also expect Green Plains Inc. to offer the partnership its first dropdown opportunity in the fourth quarter as a result of their recent acquisitions. At the same time, we are pursuing organic and acquisitive growth opportunities on our own,” Becker added. “With our strong liquidity position, we are uniquely positioned to move quickly for the right opportunity.”

Green Plains Partners LP is a Delaware limited partnership formed by its parent, Green Plains Inc., to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

On July 1, 2015, the partnership completed its initial public offering of 11,500,000 common units representing limited partner interests at a price of $15.00 per common unit, which included 1,500,000 common units issued in accordance with the underwriters’ over-allotment option. Common units of the partnership are traded under the symbol “GPP” on The NASDAQ Global Market. As of July 1, 2015, the partnership’s assets include:

•	Ethanol Storage Facilities. The partnership owns 27 ethanol storage facilities located at or near 12 ethanol production plants owned by its parent in Indiana, Iowa, Michigan, Minnesota, Nebraska and Tennessee with combined on-site ethanol storage capacity of approximately 26.6 million gallons, or mmg, and an aggregate throughput capacity of approximately 1,330 million gallons per year, or mmgy. The ethanol storage assets are the principal method of storing and loading the ethanol produced at Green Plains’ ethanol production plants for delivery to its customers.

•	Fuel Terminal Facilities. The partnership provides terminal services and logistics solutions at fuel terminal facilities it owns and operates. These eight fuel terminal facilities, located in seven south-central states, have fuel holding tanks and access to major rail lines for transporting ethanol or other fuels. The partnership’s fuel terminal facilities have a combined total storage capacity of approximately 7.4 mmg.

•	Transportation Assets. The partnership’s transportation assets include a leased railcar fleet of approximately 2,200 railcars with an aggregate capacity of approximately 66.3 mmg as of Sept. 30, 2015, which are dedicated to transporting products, including ethanol and other fuels, under commercial agreements with Green Plains Inc. from the partnership’s fuel terminal facilities or third-party production facilities to refineries throughout the United States and international export terminals. In addition, the partnership uses a fleet of tanker trucks to provide fuel transportation services.

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The partnership received net proceeds of $157.4 million from the sale of the common units, after deducting underwriting discounts of $10.3 million, structuring fees of $0.9 million and other IPO expenses of approximately $3.9 million. Net proceeds were used to make a distribution of $155.3 million to Green Plains, in part, as reimbursement for capital expenditures incurred and to pay $0.9 million in origination fees under the partnership’s new revolving credit facility. The remaining $1.2 million was retained for general partnership purposes.

Liquidity and Capital Expenditures

Total liquidity as of Sept. 30, 2015, was $118.2 million, including $18.2 million in cash and cash equivalents and $100 million of available credit under its revolving credit facility. Capital expenditures were $258 thousand for the three months ended Sept. 30, 2015, including $108 thousand of maintenance capital expenditures.

Quarterly Cash Distribution

On Oct. 22, 2015, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.40 per unit on all of its outstanding common and subordinated units, or $1.60 per unit on an annualized basis, for the third quarter of 2015. The distribution will be paid on Nov. 13, 2015, to unitholders of record at the close of business on Nov. 6, 2015. This represents the partnership’s first quarterly distribution since completing the IPO.

Conference Call

On Nov. 3, 2015, Green Plains Partners, together with Green Plains Inc., will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2015 financial results. Domestic and international participants can access the conference call by dialing 888.359.3624 and 719.325.2432, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains Partners’ website at http://ir.greenplainspartners.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes ten million tons of corn annually, producing over 1.0 billion gallons of ethanol, approximately 2.9 million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains, together with its subsidiaries, owns a 62.5% limited partner interest and a 2% general partner interest in Green Plains Partners LP.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Green Plains Partners’ business plans may change, as circumstances warrant, because of general market conditions or other factors. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Green Plains Partners’ prospectus and SEC filings. In addition, Green Plains is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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Consolidated Financial Results

Comparability Related to the Prior Periods

In connection with the IPO, the partnership issued common and subordinated units to Green Plains and its affiliates, representing a 62.5% limited partner interest in the partnership, a 2.0% general partner interest in the partnership and all of its incentive distribution rights and common units to the public, representing a 35.5% limited partner interest in the partnership. Green Plains contributed its ethanol storage facilities and transportation assets, including its leased railcar fleet, to the partnership and, through its wholly owned subsidiary, controls all of the business and affairs of the partnership.

When accounting for transfers of assets between entities under common control under U.S. generally accepted accounting principles, the entity receiving the net assets initially recognizes the assets and liabilities transferred at their carrying amounts at the date of transfer. The transferee’s prior period financial statements are restated for all periods its operations were part of the parent’s consolidated financial statements. On July 1, 2015, the partnership received contributed assets in a transfer between entities under common control and recognized the assets and liabilities transferred at the parent’s historical cost, which are reflected retroactively in the consolidated financial statements. Expenses related to these storage and railcar contributed assets, such as depreciation, amortization and railcar lease expenses are also reflected retroactively in the consolidated financial statements. There are no revenues related to the operation of these assets in the consolidated financial statements for periods before July 1, 2015, when the commercial agreements became effective.

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Consolidated statements of operations for Green Plains Partners (in thousands, except per share amounts):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014

Revenues
Affiliate	$19,247	$1,255	$21,895	$3,267
Non-affiliate	2,163	2,146	6,356	6,288

Total revenues	21,410	3,401	28,251	9,555
Operating expenses
Operations and maintenance	7,715	6,895	21,850	18,509
General and administrative	1,032	372	1,631	937
Depreciation and amortization	1,633	1,402	4,354	4,163

Total operating expenses	10,380	8,669	27,835	23,609

Operating income (loss)	11,030	(5,268)	416	(14,054)
Other income (expense)
Interest income	22	21	63	54
Interest expense	(173)	(36)	(227)	(101)

Total other income (expense)	(151)	(15)	(164)	(47)

Income before income tax benefit	10,879	(5,283)	252	(14,101)
Income tax benefit	—	(1,988)	(3,999)	(5,308)

Net income (loss)	$10,879	$(3,295)	$4,251	$(8,793)

Net loss attributable to MLP predecessor	—	(3,295)	(6,628)	(8,793)

Net income attributable to the partnership	$10,879	$—	$10,879	$—

Net income attributable to partners’ ownership interest
General partner	$218		$218
Limited partners - common unitholders	5,332		5,332
Limited partners - subordinated unitholders	5,329		5,329

Earnings per limited partner unit (basic and diluted):
Common units	$0.34		$0.34

Subordinated units	$0.34		$0.34

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,895		15,895

Subordinated units	15,890		15,890

Selected operating data (in mmg, except railcar capacity billed):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
Product volumes
Storage and throughput(1)	215.6	—	—	—
Terminal services:
Affiliate	25.2	31.9	82.0	83.3
Non-affiliate	54.8	55.3	162.5	159.4

	80.0	87.2	244.5	242.7
Railcar capacity billed (avg. daily mmg)(1)	64.3	—	—	—
Trucking	17.8	11.5	31.8	28.7

(1)	Volumetric data before July 1, 2015, for storage and throughput and railcar capacity billed are not considered meaningful as the related commercial agreements were not in effect prior to that date.

Revenues

Revenues generated by trucking and terminal services increased $0.2 million for the three months ended September 30, 2015, compared with the three months ended September 30, 2014, due to an increase in the number of trucks in service and the number of locations in which we do business.

Revenues generated from our storage and throughput agreement and rail transportation services agreement with Green Plains Trade in connection with the IPO were $17.8 million for the three months ended September 30, 2015.

Operations and Maintenance Expenses

Operations and maintenance expenses increased $0.8 million for the three months ended September 30, 2015, compared with the same period for 2014. The increase was primarily attributable to increased wages and fuel costs associated with our trucking company.

General and Administrative Expenses

General and administrative expenses increased $0.7 million for the three months ended September 30, 2015, compared with the same period for 2014, due to transaction costs related to the formation of the partnership, unit-based compensation and board fees.

Summary Balance Sheet

Condensed consolidated balance sheet information (in thousands):

	Sept. 30, 2015	Dec. 31, 2014
ASSETS
Current assets	$37,038	$12,036
Property and equipment, net	35,912	37,926
Other assets	20,367	30,598

Total assets	$93,317	$80,560

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities	$16,029	$2,249
Long-term debt	8,100	8,100
Other liabilities	2,905	2,904

Total liabilities	27,034	13,253
Partners’ capital	66,283	67,307

Total liabilities and partners’ capital	$93,317	$80,560

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Non-GAAP Reconciliations

Adjusted EBITDA and Distributable Cash Flow

The partnership defines adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization, commonly referred to as EBITDA, plus adjustments for transaction costs related to acquisitions or financing transactions, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. The partnership defines distributable cash flow as adjusted EBITDA less interest paid or payable, cash paid for income taxes, if any, and maintenance capital expenditures.

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information to compare the partnership’s performance with other publicly traded partnerships. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income or any other measure of financial performance presented in accordance with GAAP. Furthermore, distributable cash flow should not be considered an alternative to cash from operations or any other measure of liquidity presented in accordance with GAAP. The partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable with similarly titled measures of another partnership. Therefore, investors should not consider adjusted EBITDA or distributable cash flow in isolation, or as a substitute, when analyzing the partnership’s results reported under GAAP. Distributable cash flow computations for periods prior to the partnership’s IPO are not considered meaningful.

Reconciliation of net income to adjusted EBITDA and distributable cash flow (in thousands):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
Net income	$10,879	$(3,295)	$4,251	$(8,793)
Interest expense	173	36	227	101
Income tax benefit	—	(1,988)	(3,999)	(5,308)
Depreciation and amortization	1,633	1,402	4,354	4,163
Transaction costs	400	—	400	—
Unit-based compensation expense	24	—	24	—

Adjusted EBITDA	$13,109	$(3,845)	$5,257	$(9,837)

Less:
Interest paid and payable	98
Maintenance capital expenditures	108

Distributable cash flow(1)	$12,903

Distribution declared	$12,975

Coverage ratio	0.99x

(1)	Distributable cash flow computations for periods before the partnership’s IPO are not considered meaningful.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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